Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Nexstar Broadcasting, Inc. of our report related to Nexstar Broadcasting Group, Inc. and its consolidated subsidiaries dated March 15, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Boston, Massachusetts

June 15, 2005